Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Roche Carolina Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-212671) on Form S-8 of Patheon N.V. of our report dated April 7, 2017, with respect to the statements of financial position of Roche Carolina Inc. as of December 31, 2016 and 2015, and the related statements of comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which are incorporated by reference in this Amendment No. 1 to the Current Report on Form 8-K/A of Patheon N.V  dated April 18, 2017.

/s/ KPMG LLP
Greenville, South Carolina
April 18, 2017